Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Intevac, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share – reserved for issuance pursuant to the 2020 Equity Incentive Plan (the“2020 Plan”)	Other(2)	900,000	$3.76	$3,384,000	$147.60 per $1,000,000	$499

Equity	Common Stock, par value $0.001 per share – reserved for issuance pursuant to the 2022 Inducement Equity Incentive Plan (the“2022 Plan”)	Other(2)	600,000	$3.76	$2,256,000	$147.60 per $1,000,000	$333

Equity	Common Stock, par value $0.001 per share – reserved for issuance pursuant to the Registrant’s 2003 Employee Stock Purchase Plan (the “ESPP”)	Other(3)	300,000	$3.20	$960,000	$147.60 per $1,000,000	$142

Total Offering Amounts			1,800,000		$6,600,000		$974

Total Fee Offsets							—

Net Fee Due							$974

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2020 Plan, the 2022 Plan or the ESPP being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $3.76 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market on July 30, 2024.

(3)

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of computing the registration fee on the basis of $3.20 per share, which represents 85% of the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Select on July 30, 2024. Pursuant to the ESPP, the purchase price of a share of the Registrant’s common stock shall be an amount equal to 85% of the lower of the fair market value per share of the Registrant’s common stock on (i) the participant’s entry date into the offering period or (ii) the semi-annual purchase date.